EXHIBIT 99.1

FOR IMMEDIATE RELEASE


             TARRANT APPAREL GROUP ANNOUNCES FOURTH QUARTER RESULTS
             ~ COMPANY APPOINTS NEW CHIEF EXECUTIVE OFFICER ~ OR....
                 ~ CHAIRMAN OF COMPANY REASSUMES CEO POSITION ~



         LOS ANGELES, CA - MARCH 31, 2003 -- TARRANT APPAREL GROUP (NASDAQ:TAGS), a leading provider of private label and branded casual apparel, today announced financial results for the fourth quarter and fiscal year ended December 31, 2002. The Company also announced that Gerard Guez will reassume the role of Chief Executive Officer of Tarrant Apparel Group, effective immediately.

         Mr. Guez will continue to serve as the Chairman of the Company, a position he has held since 1995. Eddy Tak Yu Yuen has stepped down as Chief Executive Officer in order to return to his native Hong Kong and will assume the role of President of Fashion Resource (TCL) Inc.

         Gerard Guez, Chairman and Chief Executive of Tarrant Apparel Group, commented, "We would like to thank Eddy for his outstanding work as CEO of our Company and the integral role he played in successfully transitioning the Company's Mexico operations into a vertically integrated manufacturer. We are very pleased his talents will remain with our Company and I look forward to working with him in his new role."

FOURTH QUARTER
--------------

          o Net sales increased 29.3% to $92.6 million from $71.6 million, after incorporation of $38 million in sales of United Apparel Ventures LLC established in July, 2001.

          o Gross profit was $8.2 million, or 8.9% of sales, compared to $12.4 million, or 17.3% of sales due to lower than anticipated capacity utilization in Mexico resulting from a continued weak retail environment.

          o SG&A as a percentage of sales improved to 12.2%, or $11.3 million, from 14.2%, or $10.2 million, as the Company continued its focus on driving operating efficiencies. For the fourth quarter of 2002, SG&A includes a charge of $1.3 million related to a litigation reserve for an employment issue.

          o Operating loss was $3.1 million compared to operating income of $1.1 million in the year-ago period.

          o Net loss was $1.9 million, or $0.12 per diluted share, compared to a net loss of $0.8 million, or $0.05 per diluted share in the fourth quarter of last year.

         Gerard Guez, Chairman and Chief Executive Officer of Tarrant Apparel Group, said, "I'm pleased to say that we are focusing on expense control and operating efficiency, as well as differentiating ourselves through our design expertise, high quality products, ability to execute today's in-demand, complex washes and finishes and our efficient and timely delivery of product,which has improved our ability to both service our existing customers and attract new ones. We are initiating new operating


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procedures that will result in reduced  product costs,  and tighter control over production variances."

FISCAL YEAR 2002
----------------

          o Net sales increased 5.2% to $347.4 million primarily due to the success of the Company's joint venture, United Apparel Ventures LLC, which was established in July 2001.

          o Net loss was $6.1 million, or $0.38 per diluted share, including the effect of the write-off of $4.9 million of goodwill related to the adoption of FASB 142 and the $1.3 million litigation reserve.

         Mr. Guez continued, "I'm pleased to be resuming my role as Chief Executive Officer of Tarrant and am extremely focused on executing a clear strategic plan for the future growth of our company. Going forward, our resources will be focused upon three main objectives: maximizing the year-round capacity utilization of our facilities in Mexico, developing and licensing private brands and developing global distribution for these branded products. In the year ahead, we look to benefit from both our streamlined cost structure as well as the implementation of these strategic initiatives. We are currently anticipating a weak first quarter primarily due to continued soft consumer spending. However, as our strategic initiatives gain traction and consumer spending improves, we are well positioned to be first in our customers' minds to meet their increased inventory requirements."

         Tarrant Apparel Group will host a conference call tomorrow, March 31, at 10:00 a.m. Eastern Time that may be accessed via the Internet at: www.tags.com.

         Tarrant Apparel Group serves specialty retailers, mass merchants/national department stores and branded wholesalers by designing, merchandising, contracting for the manufacture of and selling casual, moderately-priced apparel, for women, men and children.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.


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

                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

                                  Three           Three          Twelve          Twelve
                                 Months          Months          Months          Months
                                  Ended           Ended           Ended           Ended
                            December 31,    December 31,    December 31,    December 31,
                                   2002            2001            2002            2001
                             (Unaudited)     (Unaudited)
                           ------------    ------------    ------------    ------------
Net sales ..............   $     92,592    $     71,623    $    347,391    $    330,253
Cost of sales ..........         84,356          59,198         302,082         277,525
                           ------------    ------------    ------------    ------------

Gross profit ...........          8,236          12,425          45,309          52,728
Selling and distribution
 expenses ..............          2,784           3,015          10,757          14,345
General and
 administrative expenses          8,557           7,191          30,082          33,136
Amortization of excess
 of cost over fair value
 of net assets acquired            --             1,131            --             3,317
                           ------------    ------------    ------------    ------------
Income (loss) from
 operations ............         (3,105)          1,088           4,470           1,930
Interest expense .......         (1,492)         (2,156)         (5,444)         (7,808)
Interest income ........          4,519             792           4,748           3,256
Other income (expense) .            275             317             644             997
Minority interest ......         (1,962)           (537)         (4,581)           (412)
                           ------------    ------------    ------------    ------------
Loss before provision
 for income taxes and
 cumulative effect of
 accounting change .....         (1,765)           (496)           (163)         (2,037)
Provision for income
 taxes .................            152             316           1,051             852
                           ------------    ------------    ------------    ------------
Loss before cumulative
 effect of accounting
 change ................   $     (1,917)   $       (812)   $     (1,214)   $     (2,889)

Cumulative effect of
 accounting change net
 of tax benefit (1) ....   $         --    $         --    $     (4,871)   $         --
                           ------------    ------------    ------------    ------------
Net loss after
 cumulative effect of
 accounting change .....   $     (1,917)   $       (812)   $     (6,085)   $     (2,889)

Net loss before
 cumulative effect of
 accounting change per
 share:
     Basic and Diluted .   $      (0.12)   $      (0.05)   $      (0.08)   $      (0.18)
                           ============    ============    ============    ============

Net loss after
 cumulative effect of
 accounting change per
 share:
     Basic and Diluted .          (0.12)          (0.05)          (0.38)          (0.18)

Weighted average common
 and common equivalent
 shares:
     Basic and Diluted .     15,836,315      15,830,815      15,834,122      15,824,750

    (1) In the quarter ended June 30, 2002, the Company recorded a charge for the cumulative effect of the adoption of FASB statement no. 142, Goodwill and Other Intangible Assets. The charge of $3,598 which was net of a tax benefit of $1,273 was recorded. During the fourth quarter of 2002, the Company determined that no tax benefit should have been recorded, and adjusted the amount of the charge from $3,598 to $4,871 to eliminate the tax benefit.


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


                            TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                            December 31,
                                                     -------------------------
                                                        2002            2001
                                                     (Audited)       (Audited)
                                                      ---------       ---------
ASSETS
Current assets:
     Cash and cash equivalents .................      $   1,388       $   1,524
     Accounts receivable, net ..................         65,288          58,577
     Due from affiliates .......................         10,269           2,065
     Due from officers .........................            457              87
     Inventory .................................         44,782          50,601
     Temporary quota ...........................           --               370
     Note receivable-related party .............           --             3,468
     Prepaid expenses and other
      receivables ..............................          5,136           6,275
     Income tax receivable .....................            280             693
                                                      ---------       ---------
     Total current assets ......................        127,600         123,660
Property and equipment, net ....................        159,999          90,173
Permanent quota, net ...........................           --                74
Note receivable-related party ..................           --            41,431
Other assets ...................................          2,539           3,932
Excess of cost over fair value of net
 assets acquired ...............................         28,064          29,197
                                                      ---------       ---------

     Total assets ..............................      $ 318,202       $ 288,467
                                                      =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short term bank borrowings ................         29,327          22,085
     Accounts payable ..........................         39,142          31,560
     Accrued expenses ..........................         12,566           9,648
     Income taxes ..............................         12,640           7,177
     Deferred tax liabilities ..................           --               515
     Due to shareholders .......................            487           2,308
     Current portion of long-term debt .........         21,707          25,257
                                                      ---------       ---------
     Total current liabilities .................        115,869          98,550

Long-term obligations ..........................         55,904          63,994
Long term deferred tax liabilities .............            408            --

     Total liabilities .........................        172,181         162,544

Minority interest in UAV .......................          3,205             758
Minority interest in Tarrant Mexico ............         21,655            --

Commitments and contingencies

Shareholders' equity:
     Preferred stock, 2,000,000 shares
      authorized;  100,000 issued and
      outstanding ..............................          8,821            --
     Common stock, no par value,
      20,000,000 shares authorized;
      15,840,815 shares (2001) and
      15,820,315 shares (2000) issued
      and outstanding ..........................         69,368          69,341
     Contributed capital .......................          1,434           1,434
     Retained earnings .........................         56,873          62,958
     Notes receivable from
      shareholders .............................         (5,602)        (12,118)
     Accumulated other comprehensive
      income (loss) ............................         (9,733)          3,550
                                                      ---------       ---------
     Total shareholders' equity ................        121,161         125,165
                                                      ---------       ---------
     Total liabilities and
      shareholders' equity .....................      $ 318,202       $ 288,467
                                                      =========       =========

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